Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Wigi Blockchain Technologies, Inc.

We consent to the inclusion in the foregoing Registration Statement of Wigi Blockchain Technologies, Inc. (the "Company") on Amendment No.2, to Form S-1 of our report dated April 9, 2018 relating to our audit of the balance sheet as of September 30, 2017, and statements of operations, stockholders' deficit and cash flows for the period from August 10, 2017 (inception) to September 31, 2017. Our report dated April 9, 2018, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
June 19, 2018